UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 1, 2022

NeuBase Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35963	46-5622433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Technology Drive, Pittsburgh, PA	15219
(Address of Principal Executive Offices)	(Zip Code)

(646) 450-1790
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NBSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2022, the Board of Directors (the “Board”) of NeuBase Therapeutics, Inc. (the “Company”) appointed Eric Ende, M.D., to the Board as a Class III director of the Company.

Dr. Ende, age 53, is the President of Ende BioMedical Consulting Group, Inc., a privately held consulting company focused on the life sciences industry, a position he has held since 2009. Since May 2017, Dr. Ende has been a member of the board of directors of Matinas BioPharma, Inc. (NYSE: MTNB), a clinical-stage biopharmaceutical company, where he chairs the Compensation Committee and serves on the Audit and Nominating & Corporate Governance Committees. Since December 2018, Dr. Ende has been a member of the board of directors of Avadel plc (Nasdaq: AVDL), a clinical-stage biopharmaceutical company, where he chairs the Nominating & Corporate Governance Committee and serves on the Audit Committee. From November 2019 to June 2020, Dr. Ende served on the board of directors of Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX), a biopharmaceutical company, where he also chaired the Compensation Committee and was a member of the Audit and Science Committees. From 2010 to 2011, Dr. Ende served on the board of directors and as a member of the Audit and Risk Management Committees of Genzyme Corp. (Nasdaq: GENZ), a biotechnology company, until it was acquired in 2011 by Sanofi S.A. From 2002 through 2008, Dr. Ende was the senior biotechnology analyst at Merrill Lynch; from 2000 through 2002, he was the senior biotechnology analyst at Bank of America Securities; and from 1997 to 2000, he was a biotechnology analyst at Lehman Brothers. Dr. Ende received an MBA in Finance and Accounting from NYU - Stern Business School in 1997, an MD from Mount Sinai School of Medicine in 1994, and a BS in Biology and Psychology from Emory University in 1990.

In accordance with the Company’s outside director compensation policy (the “Director Compensation Policy”) and in connection with Dr. Ende’s appointment to the Board, on January 3, 2022, Dr. Ende will be granted a stock option to purchase shares of Company common stock having a grant date fair value of $320,000, rounded down to the nearest whole share, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Twenty-five percent of the shares subject to the option will vest on the one-year anniversary of the grant date, and the remaining portion of the shares subject to the option will vest on an equal monthly basis over the following 36 months, in each case subject to Dr. Ende’s continuous service through such date and subject to acceleration as described in the Director Compensation Policy.

As a non-employee director of the Company, Dr. Ende will also be entitled to receive cash compensation for his service on the Board and any committees on which he serves, as well as (beginning on the first business day following the Company’s 2022 annual meeting of stockholders) an annual stock option award, in each case in accordance with the terms of the Director Compensation Policy. The full text of the Director Compensation Policy was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2020 and is incorporated herein by reference.

The Company also entered into an indemnity agreement with Dr. Ende in the same form as its standard form of indemnification agreement with its other directors.

There are no family relationships between Dr. Ende and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Ende has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

On January 5, 2022, the Company issued a press release announcing the appointment of Dr. Ende to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 5, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUBASE THERAPEUTICS, INC.
(Registrant)

Date: January 5, 2022	By:	/s/ Dietrich A. Stephan
Dr. Dietrich A. Stephan
President, Chief Executive Officer, and Interim Chief Financial Officer